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EXHIBIT 23.1

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Aviron for the registration of its 5 3/4% Convertible Subordinated Notes due 2005 and up to 3,235,827 shares of its Common Stock and to the incorporation by reference therein of our report dated February 13, 1998, with respect to the financial statements of Aviron included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

Palo Alto, California
April 15, 1998